EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 3, 2006 accompanying the consolidated financial statements of Syntroleum Corporation and its subsidiaries and management’s assessment of the effectiveness of internal control over financial reporting included in the Annual Report of Syntroleum Corporation on Form 10-K for the year ended December 31, 2005 which are incorporated by reference in this Registration Statement. We consent to the incorporation by reference in the Registration Statement of the aforementioned reports and to the use of our name as it appears under the caption “Experts”.

/s/ GRANT THORNTON LLP

Tulsa, Oklahoma

May 22, 2006